Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204839) pertaining to The Laclede Gas Company - Missouri Gas Energy Wage Deferral Savings Plan, of our report dated June 23, 2016, on our audit of the statements of net assets available for benefits of The Laclede Gas Company - Missouri Gas Energy Wage Deferral Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015, annual report on Form11-K of The Laclede Gas Company - Missouri Gas Energy Wage Deferral Savings Plan.

/s/ BKD, LLP
St. Louis, Missouri
June 23, 2016